Exhibit 15.2

April 29, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of Form 20-F dated April 29, 2022 of Qiwi plc and are in agreement with the statements contained in paragraphs one and two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ TSATR – Audit Services LLC